Exhibit 10.6

June 2, 2008

Mr. Kenneth J. Swanson
c/o Pliant Corporation
1475 Woodfield Road
Schaumburg, Illinois 60173

Dear Ken:

This letter revises and supersedes as of January 1, 2008, the severance benefit provisions in the Company’s letter to you of August 17, 2004, in light of the tax regulations under Section 409A of the Internal Revenue Code.

You are eligible for one year of salary continuance (payable over the 12-month period beginning with your separation from service) and outplacement support in the event your employment is involuntarily terminated, except if you are terminated for cause (as determined exclusively by the Company’s Board of Directors).   In the event that upon your separation you are a “specified employee” of a “public company” (as those terms are defined in those regulations) and the total salary continuance exceeds the maximum involuntary separation pay amount (currently $460,000) permitted by the Section 409A regulations, the excess will be paid no earlier than the date that is six months after your separation from service.  The foregoing is not, however, intended to modify your status of an “at will” employee of the Company.

If you agree that this correctly restates the terms of your severance benefit, please sign one copy of this letter below and return the signed copy to me.

Pliant Corporation

By:	/s/ Harold C. Bevis
Harold C. Bevis
President and Chief Executive Officer

Agreed:

/s/ Kenneth J. Swanson
Kenneth J. Swanson